Exhibit 99.1

Orchid Island Capital, Inc.
Announces the Completion of Investment of the Proceeds of its Initial Public Offering

New York, New York, February 28, 2013 -- Orchid Island Capital, Inc. (NYSE MKT: ORC) announced that it has completed the deployment of the $35.4 million of capital raised in its initial public offering which closed Wednesday, February 20, 2013.  The proceeds of the offering were invested in residential mortgage-backed securities, the principal and interest payments of which are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (“Agency RMBS”).  The company’s portfolio of Agency RMBS consists of approximately $333 million pass-through securities and approximately $24 million of structured securities.  The total portfolio is approximately $357 million.

The company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain.  The company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur.  Investors should not place undue reliance upon forward looking statements.  For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400